EXHIBIT 4.29

3rd AMENDMENT TO 6% SECURED PROMISSORY NOTE

PRINCIPAL AMOUNT $960,000DATED AUGUST 31, 2010

WHEREAS, on August 31, 2010 Eagleford Energy, Inc., an Ontario corporation (the “Obligor”), issued a 6% Secured Promissory Note (the “Note”) due December 31, 2011 (the “Original Maturity Date”) in the principal amount of $960,000 in favor of Benchmark Enterprises LLC, a Nevis limited liability corporation (the “Payee”); and

WHEREAS, on the 31st day of December, 2011, the Obligor and the Payee amended the terms of the Note, to extend the Original Maturity Date by six months and to provide for the continued accrual of interest on the outstanding principal amount of the Note during such extension at the new rate of 10% per annum such that interest is accrued at 6% during the period from August 31, 2010 through and including December 31, 2011 and at 10% during the period from January 1, 2012 through November 30, 2012, and as such may be accelerated under the terms of the Note.

WHEREAS, on June 30, 2012, the Obligor and the Payee again amended the terms of the Note, to extend the New Maturity Date by four months and to provide for the continued accrual of interest on the outstanding principal amount of the Note during such extension at the amended rate of 10% per annum through the New Amended Maturity Date of November 30, 2012, and as such may be accelerated under the terms of the Note.

WHEREAS the Obligor and the Payee wish to again amend the terms of the Note, to extend the Maturity Date by another three months and to provide for the continued accrual of interest on the outstanding principal amount of the Note during such extension at the rate of 10% per annum through the Re Amended Maturity Date, as such term is defined below and as such may be accelerated under the terms of the Note.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Obligor and the Payee hereby agree that: (i) the unpaid principal balance of the Note shall be due and payable on March 1, 2013 (the “Re Amended Maturity Date”), and (ii) interest shall continue to accrue on the unpaid principal balance of the Note at an annual rate of 10%, and shall be paid in full, together with all previously accrued interest, on the Re Amended Maturity Date. All other terms and conditions of the Note remain unchanged.

IN WITNESS WHEREOF, this Amendment has been duly executed by the Obligor and acknowledged by the Payee as of the 23rd day of November, 2012.

EAGLEFORD ENERGY, INC.

/s/ James Cassina

By:
Name: James Cassina, President

BENCHMARK ENTERPRISES LLC

/s/ Andrew Godfrey

By:
Name: Andrew Godfrey
Title: President